As filed with the Securities and Exchange Commission on September 27, 2010
Registration No. 333-169248
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
Form F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Country Style Cooking Restaurant Chain Co., Ltd.
(Exact name of registrant as specified in its charter)

Cayman Islands	5812	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

18-1 Guojishangwu Center, 178 Zhonghua Road
Yuzhong District, Chongqing
People’s Republic of China
(86-23) 8671-2610
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4700	Leiming Chen, Esq. Simpson Thacher & Bartlett LLP 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong (852) 2514-7600

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered (1)(2)	Per Share (1)	Price (1)(2)	Fee
Ordinary Shares, par value $0.001 per share (3)	23,000,000	$4.00	$92,000,000	$6,560(4)

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(2)	Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and also includes ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purpose of sales outside the United States.

(3)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-169364). Each American depositary share represents four ordinary shares.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file the updated Exhibit 5.1 and the revised Exhibit 8.1. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.  Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, expect to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our articles of association provide for indemnification of officers and directors from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own dishonesty, willful default or fraud, respectively.

Pursuant to the form of indemnification agreements filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The form of underwriting agreement filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Recent Sales of Unregistered Securities

The information below sets forth the date of issuance, title, amount, and purchasers of, and consideration paid for, our securities sold during the past three years that were not registered under the Securities Act. All such securities were issued outside the United States pursuant to Regulation S of the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration paid

Xingqiang Zhang	October 1, 2007	26,600,000 ordinary shares	$26,600

Hong Li	October 1, 2007	26,600,000 ordinary shares	$26,600

Sequoia Capital China II, L.P.	October 1, 2007	12,000,000 Series A preferred shares	$6,500,000

SIG China Investments One, Ltd.	September 27, 2007	12,000,000 Series A preferred shares	$6,500,000

Dehong Chen	October 17, 2007	2,000,000 ordinary shares	$2,000

Wenge Li	October 17, 2007	400,000 ordinary shares	$400

Qiurong Du	October 17, 2007	200,000 ordinary shares	$200

Jing Du	October 17, 2007	200,000 ordinary shares	$200

Item 8.  Exhibits and Financial Statement Schedules.

(a)	See the Exhibit Index for a complete list of all exhibits filed as part of this registration, which Exhibit Index is incorporated herein by reference.

(b)	Financial Statement Schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9.  Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining any liability under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chongqing, People’s Republic of China, on September 27, 2010.

COUNTRY STYLE COOKING
RESTAURANT CHAIN CO., LTD.

By:	/s/ Hong Li
Name: Hong Li
Title:   Chairman and Chief Executive Officer

Pursuant to the requirements of the Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated by the following persons on behalf of the Registrant and in the capacities indicated.

Signature		Title	Date

/s/ Hong Li Name: Hong Li		Chairman and Chief Executive Officer (principal executive officer)	September 27, 2010

* Name: Xingqiang Zhang		Director	September 27, 2010

/s/ Roy Shengwen Rong Name: Roy Shengwen Rong		Chief Financial Officer (principal financial and accounting officer)	September 27, 2010

* Name: Tim T. Gong		Director	September 27, 2010

* Name: Steve Yue Ji		Director	September 27, 2010

* Name: Chao Sun		Director and Chief Operating Officer	September 27, 2010

* Name: Li-Lan Cheng		Director	September 27, 2010

* By:	/s/ Hong Li Hong Li Attorney-in-fact

Signature of authorized representative in the United States

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of Country Style Cooking Restaurant Chain Co., Ltd., has signed this Registration Statement or amendment thereto in New York, on September 27, 2010.

Authorized U.S. Representative

By:	/s/ Kate Ledyard
Name: Kate Ledyard, on behalf of
                      Law Debenture Corporate Services Inc.
Title:   Manager

COUNTRY STYLE COOKING RESTAURANT CHAIN CO., LTD.

EXHIBIT INDEX

Exhibit
Number		Description of Document

1	.1†	Form of Underwriting Agreement
3	.1†	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
4	.1†	Registrant’s Specimen Certificate for Ordinary Shares
4	.2†	Second Amended and Restated Memorandum and Articles of Association of the Registrant, as effective upon the closing of this offering
4	.3†	Form of Deposit Agreement among the Registrant, the depositary and holders of the American Depositary Receipts
4	.4†	Registrant’s Specimen American Depositary Receipt (included in exhibit 4.3)
4	.5†	Shareholders’ Agreement dated September 27, 2007 among the Registrant and its shareholder parties thereto
5.1		Opinion of Maples and Calder regarding the validity of the ordinary shares being registered
8.1		Opinion of Skadden, Arps, Slate, Meagher & Flom regarding certain U.S. tax matters
8.2		Opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8	.3†	Opinion of Jingtian & Gongcheng regarding certain PRC legal matters
10	.1†	2009 Share Incentive Plan
10	.2†	Form of Indemnification Agreement with the Registrant’s directors and officers
10	.3†	Form of Employment Agreement with the Registrant’s officers
21	.1†	Subsidiaries of the Registrant
23	.1†	Consent of Deloitte Touche Tohmatsu CPA Ltd., an Independent Registered Public Accounting Firm
23.2		Consent of Maples and Calder (included in exhibit 5.1)
23.3		Consent of Skadden, Arps, Slate, Meagher & Flom (included in exhibit 8.1)
23	.4†	Consent of Jingtian & Gongcheng (included in exhibit 8.3)
23	.5†	Consent of Euromonitor International
23	.6†	Consent of May Yu
23	.7†	Consent of Caimin Zhong
24	.1†	Powers of Attorney (included on signature page)
99	.1†	Code of Business Conduct and Ethics of the Registrant

†	Previously filed.